Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 2, 2008, by and between Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland Bancorp”), Lakeland Bank, a New Jersey state chartered bank (“Lakeland Bank” and, collectively with Lakeland Bancorp, the “Employer”) and Thomas J. Shara, an individual residing at 92 Frost Court, Wyckoff, New Jersey 07481 (the “Executive”).

RECITAL

WHEREAS, the Employer and the Executive desire to set forth the terms pursuant to which the Executive will be employed by the Employer as the President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank.

NOW, THEREFORE, the Employer and the Executive hereby agree as follows:

Section 1. Employment. The Employer shall employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter provided, for a term commencing on April 2, 2008 (the “Effective Date”) and expiring on April 1, 2011 (the “Initial Term”). The Initial Term shall be automatically extended for an additional one (1) year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the fifteenth (15th) anniversary of the Effective Date, if the Executive remains employed by the Employer, his employment shall be on an at-will basis. By way of example, if either party does not want the Initial Term to extend beyond April 1, 2011, then such party must provide written notice to the other on or before April 2, 2009. Further by way of example, if the term of this Agreement has been extended to April 1, 2012, and either party does not want the term to be extended beyond such date, then such party must provide written notice to the other on or before April 2, 2010. The Initial Term and any renewal period hereunder through the fifteenth (15th) anniversary of the Effective Date are referred to herein as the “Term”.

(b) The Executive hereby represents and warrants that the Executive has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against the Executive according to its terms, and that the execution and performance of this Agreement by the Executive does not violate the terms of any existing agreement or understanding to which the Executive is a party.

Section 2. Duties. The Executive shall report to the respective Boards of Directors of Lakeland Bancorp and Lakeland Bank (each, a “Board” and collectively, the “Boards”) and have the title of President and Chief Executive Officer of Lakeland Bancorp and Lakeland Bank. The Executive shall be nominated for election (i) as a member of the Lakeland Bank Board at each annual meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Lakeland Bancorp Board at each annual meeting of shareholders of Lakeland Bancorp at which the Executive’s term as a director of Lakeland Bancorp expires occurring during the Term. The Executive initially shall be appointed to the Lakeland Bank Board and the Lakeland Bancorp Board on April 2, 2008, and shall be nominated to stand for election at Lakeland Bancorp’s 2008 annual meeting of shareholders for a term of two years. The Executive shall have such duties as are consistent with the Executive’s experience, expertise and position as President and Chief Executive Officer, and as shall be assigned to the Executive from time to time by the respective Boards. During the Term, except for vacation in accordance with the provisions of this Agreement and the Employer’s policies or due to illness or incapacity, the Executive shall devote all of the Executive’s business time, attention, skill and efforts exclusively to the business and affairs of the Employer and its affiliates. Notwithstanding the foregoing, to the extent that the following does not impair the Executive’s ability to perform the Executive’s duties pursuant to this Agreement, nor violate the terms of the provisions set forth in Section 6 hereof, the Executive may (1) make personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the business in which such investments are made, (2) serve on the board of directors of one or more charitable organizations and (3) serve on the board of directors of other companies with the advance written consent of the Boards.

Section 3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an officer, director, or member of any committee of the Employer or any parent, subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

(a) The Employer shall pay the Executive an initial fixed salary (“Base Salary”) at a rate of $400,000 per annum from the Effective Date. Such Base Salary shall be subject to periodic review and may be increased by the Employer in its discretion. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be increased from time to time. The Base Salary shall be payable in accordance with the customary payroll practices of the Employer.

(b) The Executive shall participate in the executive bonus program as approved annually by the Lakeland Bancorp Board.

(c) Upon joining the Employer on April 2, 2008, the Executive shall be granted 60,000 restricted shares (the “Restricted Shares”) of Lakeland Bancorp’s common stock (the “Common Stock”) pursuant to the Lakeland Bancorp, Inc. Amended and Restated 2000 Equity Compensation Program (the “Plan”). A total of 25% of such Restricted Shares shall vest on each of December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012, provided that the Executive is an employee of the Employer on the respective vesting date. Except as set forth in Section 5, any Restricted Shares that have not vested as of the date of the Executive’s termination of employment shall be forfeited. Complete terms of the Restricted Shares shall be set forth in a restricted stock agreement prepared by the Employer.

(d) Except as expressly modified by this Agreement, the Executive shall be entitled to participate in all employee benefit plans or programs, including without limitation the Employer’s 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including without limitation an automobile, which are approved by the respective Boards and are generally made available by the Employer to executive officers of the Employer, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the executive officers of the Employer.

(e) The Executive shall be entitled to five (5) weeks vacation per calendar year during the Term.

(f) The Executive and the Employer are entering into a Supplemental Executive Retirement Plan Agreement (“SERP”) on the date hereof which will provide the Executive, and his spouse, with the benefits described therein.

Section 4. Business Expenses. The Employer shall pay or reimburse the Executive for all necessary expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses); provided, however, that in no event shall a reimbursement be made later than December 31 of the year following the year in which the expense was incurred.

Section 5. Effect of Termination of Employment.

(a) Termination Generally. Notwithstanding anything herein to the contrary, this Agreement may be terminated by either the Employer or the Executive, at any time, without “Cause” or “Good Reason” (each as defined below); provided, however, that the party desirous of terminating this Agreement shall give the other party at least ninety (90) days’ prior written notice of such termination. The Employer may, in lieu of the notice period, pay the Executive’s Base Salary for the notice period, provided, however, that the Employer shall continue the Executive’s e-mail, voice mail and secretarial support during such ninety (90) day period. The date specified in any notice of termination as the Executive’s final day of employment shall be referred to herein as the “Termination Date.”

(b) Accrued Obligations. Except as set forth in this Section 5, in the event that Executive’s employment hereunder is terminated for any reason, then Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than (i) payment of Executive’s unpaid Base Salary under Section 3(a) and unpaid bonus under Section 3(b) for the preceding year in accordance with Employer’s standard payroll practices, (ii) payment of any unpaid accrued vacation or business expenses, (iii) payment of any other unpaid amounts due and owing under any benefit, fringe or equity plans, and (iv) the opportunity to continue health coverage under the Employer’s group health plan in accordance with “COBRA” (“COBRA Coverage”) (the foregoing payments and benefits are collectively referred to herein as “Accrued Obligations”).

(c) Termination Without Cause, Resignation for Good Reason; Termination Following a Change in Control.

(1) In the event that the Employer terminates Executive’s employment hereunder during the Term without “Cause” (defined below) or the Executive resigns during the Term for “Good Reason” (defined below), then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations, (ii) the No Change in Control Severance Amount (defined below) payable over a period of twelve (12) months in accordance with the Employer’s normal payroll practices, and (iii) all of the Executive’s Restricted Shares and stock options (to the extent not already vested) shall become fully vested, and the Executive shall be permitted to exercise any such option for the period specified in the Plan as in effect at such time. In addition, the Executive shall be entitled to purchase group health insurance under the Employer’s policy as then in effect, at the Employer’s group rates, for a period of three (3) years after the Executive’s termination of employment, provided that the Employer’s then group health insurance carrier permits such purchase under the then applicable plan. The first eighteen (18) months of any such coverage shall be under COBRA.

(2) Notwithstanding the foregoing, if, within ninety (90) days following a “Change in Control” (defined below), the Executive’s employment is terminated by the Employer without Cause or the Executive resigns for Good Reason, then the Executive shall receive (i) the Accrued Obligations, (ii) the Change in Control Severance Amount (defined below) payable within thirty (30) days following the Executive’s Termination Date, subject to Section 20 hereof and (iii) all of the Executive’s Restricted Shares and stock options (to the extent not already vested) shall become fully vested, and the Executive shall be permitted to exercise any such option for the period specified in the Plan as in effect at such time. In addition, the Executive shall be entitled to purchase group health insurance under the Employer’s policy as then in effect, at the Employer’s group rates, for a period of three (3) years after the Executive’s termination of employment, provided that the Employer’s then group health insurance carrier permits such purchase under the then applicable plan. The first eighteen (18) months of any such coverage shall be under COBRA.

(3) Notwithstanding anything contained in this Agreement to the contrary, in the event it shall be determined that any payment or benefit made or provided by the Employer or its affiliated companies to or for the benefit of the Executive pursuant to the terms of this Agreement or otherwise (determined without regard to any additional payment required under this Section 5(c)(3)) (the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive shall be entitled to receive an additional payment from the Employer (a “Gross-Up Payment”) such that the net amount received by the Executive after deduction of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment provided by this Section 5(c)(3) (including FICA and FUTA taxes), shall be equal to the Total Payments. Such Gross-Up Payment shall be made by the Employer to the Executive as soon as practical following the Executive’s Termination Date, but in no event later than thirty (30) days following such Termination Date. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the

Gross-Up Payment is to be made, and to pay state and local income taxes at the highest applicable marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s Termination Date for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) Death or Disability. The Executive’s employment with the Employer shall terminate upon Executive’s death or “Disability” (defined below), in which case the Executive (or his estate and heirs) shall be entitled to no compensation or other benefits of any kind whatsoever under this Agreement for any period after the Executive’s date of termination other than the Accrued Obligations. In addition, the Executive (or his estate and heirs) shall be permitted to exercise any stock options (to the extent vested as of the date of Executive’s termination of employment) for up to twelve (12) months following such date of termination.

(e) Termination Due to Non-Renewal. If the Executive’s employment with the Employer terminates due to the Employer’s notice of non-renewal of the Term in accordance with Section 1(a), then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than the Accrued Obligations. Any options held by the Executive at such time (to the extent vested as of the Termination Date) shall be exercisable for the period specified in the Plan as in effect at such time. All unvested Restricted Shares held by the Executive as of the Termination Date shall be forfeited.

(f) Release. Payment of any amounts under this Section 5 (other than the Accrued Obligations) shall be contingent upon Executive executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, which release shall be provided to the Executive within five (5) business days following the Termination Date, and which must be executed by the Executive and become effective within thirty (30) days thereafter. Severance payments under this Section 5 that are contingent upon such release shall commence within ten (10) days after such release becomes effective.

(g) Termination With Cause. The Employer may terminate this Agreement immediately for “Cause” by giving written notice to the Executive. In the event that this Agreement is terminated pursuant to this Section 5(g), the Executive shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Termination Date set forth in the notice given by the Employer to the Executive, except for the Accrued Obligations. All unexercised stock options and unvested Restricted Shares held by the Executive as of the Termination Date shall be forfeited.

(h) Definitions.

(i) “Cause” shall mean: (1) the Executive’s gross negligence in the performance of the material responsibilities of his office or position; (2) the Executive’s gross or willful misconduct in the performance of the material responsibilities of his office or position; (3) material failure or refusal by the Executive to perform his duties, as such may be reasonably assigned to him from time to time, other than by reason of his disability, or other acts or omissions constituting material neglect or dereliction of his duties; (4) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendre by Executive with respect to a felony; (5) the Executive’s embezzlement or intentional misappropriation of any property of the Employer (other than good faith expense account disputes); (6) the Executive’s breach of Section 6 of this Agreement; (7) fraud, dishonesty or other acts or omissions by the Executive that constitute a willful breach of his fiduciary duty to the Employer; (8) the Executive’s use of alcohol or drugs which materially interferes with the performance of his duties hereunder; or (9) the Executive’s use of alcohol or drugs which materially compromises the integrity and reputation of the Employer, or that of its employees, services or products. For purposes of this definition, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Employer. The Executive shall be given notice of the termination of his employment for Cause. If the Executive shall be terminated pursuant to clause (1), (2), (3), (6) or (8) above, the Executive shall be given thirty (30) days to cure the matter (if curable). In all other cases, termination shall be effective as of the date notice is given.

(ii) “Change in Control Event” shall be deemed to have occurred if any of the following events occur:

(a) the consummation of any consolidation or merger of Lakeland Bancorp in which Lakeland Bancorp is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of Lakeland Bancorp in which the holders of the shares of Lakeland Bancorp’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(b) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Lakeland Bancorp, other than to a subsidiary or affiliate; or

(c) an approval by the shareholders of Lakeland Bancorp of any plan or proposal for the liquidation or dissolution of Lakeland Bancorp; or

(d) any action pursuant to which any person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), corporation or other entity (other than any person who owns more than ten percent (10%) of the outstanding Common Stock on the date on which this Agreement is first entered into) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of Lakeland Bancorp (“Voting Securities”) representing fifty-one (51%) percent or more of the combined voting power of Lakeland Bancorp’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

(e) the individuals (A) who, as of the date on which this Agreement is first entered into, constitute the Board (the “Original Directors”) and (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two thirds of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (C) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two thirds of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

(iii) “Disability” shall mean that Executive is incapable of performing his principal duties due to physical or mental incapacity or impairment for 180 consecutive days, or for 240 non-consecutive days, during any 12 month period.

(iv) “Good Reason” shall mean (a) a material adverse reduction in the Executive’s duties and responsibilities without his consent, or a reduction in the Executive’s title or positions (other than during any period of illness or disability); (b) a material breach by the Employer of a material term of this Agreement, (c) the relocation of the Executive’s principal office location, without the Executive’s consent, to a location that is anywhere outside of a 30 mile radius of Oak Ridge, New Jersey, (d) any reduction, without the Executive’s consent, of the Executive’s Base Salary, or (e) any failure of the Board to nominate the Executive for election to the Lakeland Bancorp Board at an annual meeting of shareholders or failure of the shareholders of Lakeland Bancorp to elect the Executive to the Board at such annual meeting (unless the Executive is prohibited by law from serving as a director of the Board). No event described in clauses (a) through (e) above shall constitute “Good Reason” unless the Executive provides the Board with written notice of the Executive’s objection to such event within thirty (30) days after such event first occurs, and the Employer is afforded an opportunity to cure within thirty (30) days after the Board’s receipt of such notice.

(v) “Change in Control Severance Amount” shall equal three (3) times the sum of (a) an amount equal to the Executive’s annual Base Salary at the rate in effect as of the Executive’s Termination Date, plus (b) an amount equal to the highest annual bonus paid to the Executive by the Employer during the last three (3) years prior to the Executive’s Terminate Date.

(vi) “No Change in Control Severance Amount” shall equal an amount equal to thirty-six (36) months of Base Salary at the rate in effect as of the Executive’s Termination Date.

(i) No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

Section 6. Confidentiality and Covenants Against Competition, Solicitation, Disparagement.

(a) The Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Employer places him in a position of confidence and trust with employees, customers, and suppliers of the Employer. The Executive further agrees and acknowledges that in the course of the Executive’s employment with the Employer, the Executive has been and will be privy to confidential information of the Employer. The Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Employer that the Executive make the covenants contained herein. Accordingly, the Executive agrees that while employed by the Employer and during the “Restrictive Period” (defined below), the Executive shall not (without the express prior written consent of the Employer), anywhere in the world, directly or indirectly,

(i) become Associated With any Competing Business in the Territory; or

(ii) solicit, sell, call upon or induce others to solicit, sell or call upon, directly or indirectly, any customer or prospective customer of the Employer for the purpose of inducing any such customer or prospective customer to purchase, license or lease a product or service of a Competing Business in the Territory; or

(iii) employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a consultant, any person who is, or was at any time within twelve (12) months prior to the last day of Executive’s employment with the Employer, an employee of, or exclusive consultant to, the Employer.

(b) For purposes of this Section 6, the term:

(i) “Employer” shall include the Employer, and any of its subsidiaries or affiliates.

(ii) “Competing Business” means that portion or segment of the business of any person, corporation or other entity which, directly or indirectly, engages in providing financial services or advice or takes deposits or makes loans.

(iii) “Associated With” means serving as an owner, officer, employee, independent contractor, agent or a holder of 5% or more of any class of equity securities of, director, trustee, member, consultant or partner of any person, corporation or other entity engaged in a Competing Business.

(iv) “Restrictive Period” means the twelve (12) month period commencing from the Executive’s date of termination with the Employer.

(v) “Territory” means a geographic area equal to 20 miles from any of the Employer’s branches at the time of Executive’s termination of employment.

(c) If the Executive commits a breach or is about to commit a breach, of any of the provisions of this Section 6, the Employer shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer and that money damages will not provide an adequate remedy to the Employer. In addition, the Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d) Executive shall not make any negative or disparaging comments regarding the Employer or its subsidiaries or affiliates, or any of their respective officers, directors, shareholders, partners, members, managers, agents or employees (collectively, the “Representatives”), including regarding the performance of the Employer or such subsidiaries or affiliates, or otherwise take any action that could reasonably be expected to adversely affect the Employer or its subsidiaries or affiliates or the personal or professional reputation of any of their respective Representatives; and the Employer and its Representatives shall not make any negative or disparaging comments regarding Executive, or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of Executive. Disclosure of information required to be disclosed by either party pursuant to any applicable law, court order, subpoena, compulsory process of law, or governmental decree shall not constitute a violation or breach of this Section 6(d); provided, that the disclosing party delivers written notice of such required disclosure to the other parties promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law, or governmental decree.

(e) The Executive further agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, or materials principally relating to the businesses of the Employer or any of its subsidiaries or affiliates and made by the Executive or that came or come into the Executive’s possession by reason of the Executive’s employment by the Employer are the property of such entities and shall not be used by the Executive in any way adverse to the interests of the Employer or any of its subsidiaries or affiliates. The Executive will not, during the Term and thereafter, deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of a duly authorized representative of the Employer. During or after termination of the Executive’s employment with the Employer, the Executive will not publish, release or otherwise make available to any third party any information describing any trade secret or other confidential information of the Employer without prior specific written authorization of the Employer.

(f) During the Term and thereafter, the Executive will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Employer that have been or may be obtained by the Executive by reason of the Executive’s employment by the Employer. The Executive will not, without written authority from the Employer to do so, use for the Executive’s own benefit or purposes, nor disclose to others, either during the Executive’s employment by the Employer or thereafter any trade secret or other confidential information relating to the business of the Employer, except as required in the course of the Executive’s employment with the Employer, or as required by law, or as (and only to the extent) required pursuant to legal process or by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency (and then only after providing the Employer with the opportunity to prevent such disclosure or to receive confidential treatment for the confidential information required to be disclosed); and the Executive will not take or retain or copy any of the information, customer lists, or other documents of the Employer. This Section 6(f) shall not apply with respect to information which has been voluntarily disclosed to the public by or with the consent of the Employer, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

(g) For purposes of this Agreement, the term “trade secret” shall include, but not be limited to, information encompassed in all plans, proposals, marketing and sales plans, customer lists, mailing lists, financial information, costs, pricing information, and all concepts or ideas in or reasonably related to the businesses of the Employer (whether or not divulged by the Executive or other employees or agents of the Employer) that have not previously been publicly released by duly authorized representatives of the Employer.

(h) Executive acknowledges that the type and periods of restriction imposed in the provisions of this Section 6 are fair and reasonable and are reasonably required for the protection of the Employer and the goodwill associated with the business of the Employer; and that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated parties and are given as an integral part of this Agreement. The Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood. If any of the covenants in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Section 6, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such states or other jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants. The existence of any claim or cause of action by the Executive against the Employer shall not constitute a defense to the enforcement by the Employer of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(i) The Executive further agrees that a copy of a summons and complaint seeking the entry of such order may be served upon the Executive by certified mail, return receipt requested, at the address set forth above or at any other address which the Executive shall designate in a writing addressed to the Employer in the manner that notices are to be addressed pursuant to Section 9 of this Agreement.

Section 7. Assignment of Developments; Works for Hire. If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary or affiliate of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries or affiliates) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer.

Upon disclosure of each Development to the Employer, the Executive will, during the Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

Section 8. Withholding Taxes. The Employer may directly or indirectly withhold from any payments to be made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

Section 9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(a)	To the Employer:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attention: Chairman of the Board

with a copy (which shall not be deemed notice) to:

Peter H. Ehrenberg, Esq.

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

(b)	To the Executive:

to the Executive at the Executive’s

address listed above.

with a copy (which shall not be deemed notice) to:

Charles R. Berman, Esq.

Thacher Proffitt & Wood LLP

25 DeForest Avenue

Summit, New Jersey 07901

or to such other address as either party shall have previously specified in writing to the other.

Section 10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 11. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive, the Employer and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by the Executive without the prior written consent of the Board, as evidenced by a resolution of the Board. Any attempted assignment in violation of this Section 11 shall be null and void.

Section 12. Governing Law; Consent to Jurisdiction; Arbitration. This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. The parties agree that the arbitrator in any such matter shall be directed to award reasonable attorneys’ fees to the prevailing party. The arbitrator shall also be directed to award the arbitrator’s compensation charges and the administrative fees of the AAA to the prevailing party. The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial. Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the United States District Court for the District of New Jersey and any state court of competent jurisdiction in the State of New Jersey that is located in Passaic County (and in the appropriate appellate courts from any of the foregoing). Notwithstanding the foregoing, the Executive and the Employer agree that, prior to submitting a dispute under this Agreement to arbitration, the parties shall submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Employer or affect any other right of the Employer).

Section 13. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between them with respect to such matters.

Section 14. Amendments. This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

Section 15. Survivorship. The provisions of Sections 5 through 13 hereof and this Section 15 shall survive the termination of this Agreement.

Section 16. Indemnification. The Employer shall indemnify, defend and hold the Executive harmless for actions and omissions as an officer and/or director of the Employer to the extent set forth in the Employer’s By-laws and/or Certificate of Incorporation, as applicable. The Employer agrees that the Executive shall be covered by directors and officers insurance coverage during the Term on the same basis as the Employer maintains such coverage for other officers and directors of the Employer.

Section 17. Key Man Life Insurance. If requested by the Employer, the Executive agrees to cooperate with the Employer in obtaining any key man life insurance coverage insuring the Executive’s life and to submit to such physical examinations as may be needed to secure such coverage.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 19. Legal Counsel. The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable period of time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Employer as to its contents. The Executive and the Employer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

Section 20. Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section 5 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees”, any payment as a result of the termination of the Executive’s employment that would otherwise be due hereunder within six months after such termination of employment shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Executive has signed this Agreement, all as of the first date written above.

LAKELAND BANCORP, INC.

By:	/s/ John W. Fredericks
John W. Fredericks
Chairman of the Board

LAKELAND BANK

By:	/s/ John W. Fredericks
John W. Fredericks
Chairman of the Board

EXECUTIVE:

/s/ Thomas J. Shara
Thomas J. Shara